Exhibit 99.1

For Immediate Release

Contact:	Timothy McKenna (investors) 312-580-4637
Tom Lange (media) 314-746-1236
Meg Gallagher (media) 312-580-2289

SMURFIT-STONE REPORTS 1st QUARTER 2003 RESULTS

CHICAGO, April 24, 2003 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) today reported a net loss available to common stockholders of $33 million, or $.13 per diluted share, for the first quarter of 2003.  These results include a restructuring charge of $.01 per diluted share related to certain plant closures, and a charge of $.02 per diluted share for the cumulative effect of an accounting change.  The company earned $6 million for the first quarter of 2002, or $.02 per diluted share. Sales for the first quarter of 2003 were $1.9 billion, compared to $1.8 billion in the first quarter of 2002.

Patrick J. Moore, president and chief executive officer, said, “As we announced earlier this month, the primary factors affecting the results for the first quarter were higher than expected energy costs, demand weakness and some packaging price erosion.”  The results included a non-cash foreign currency translation charge of $16 million related to the strengthening of the Canadian dollar.

In the first quarter of 2003, energy expenses increased by $21 million, compared to the fourth quarter of 2002, and were $29 million higher than in the first quarter of 2002.  As a result of harsh winter weather conditions through much of the country, as well as uncertainty created by the geopolitical situation, shipments declined more sharply than expected in what is a seasonally softer quarter.  Higher pension and employee benefit expenses also negatively affected first quarter results.

During the quarter, volumes and prices for containerboard and corrugated containers were higher than levels of the same period a year ago.  However, first quarter 2003 volumes and prices for these products were down from the levels of the fourth quarter 2002, contributing to the reduction in operating profits in the segment.  Published containerboard prices declined by $10 to $15 per ton during the quarter.

The company continues to benefit from lower interest rates and 2002 refinancing activities.  Interest expense was $86 million in the first quarter, compared to $92 million in the first quarter of 2002.  Capital expenditures were $54 million in the first quarter, in line with our expectations.  Smurfit-Stone ended the quarter with $4.87 billion in debt, compared to $5.00 billion at year end.

“During the quarter, Smurfit-Stone completed a number of strategic actions that sharpen our focus on the North American packaging markets,” Moore said.  “We completed the sale of our European operations to Jefferson Smurfit Group in exchange for the Group’s ownership stake in the Canadian boxmaker Smurfit-MBI, and $189 million in cash.  We applied the cash proceeds from the transaction to debt reduction.”  In addition, the company rationalized three plants over the period and realized synergies from the purchase of the Stevenson, AL, containerboard mill.

Commenting on the outlook, Moore said the company expects to see announced price increases take effect in containerboard, corrugated containers, boxboard and folding cartons in the second quarter.  He also said the company has begun to see a decline in energy prices.

“This quarter was unexpectedly weak from a demand standpoint.  With inventories low, even a moderate improvement in demand should tighten the markets and support price improvement.  To return to profitability in the second quarter, however, we will need to see the anticipated seasonal pick-up in business activity, as well as moderation in energy costs and the implementation of announced price increases.”

Smurfit-Stone discusses its quarterly financial performance in a conference call broadcast live and archived on its website, www.smurfit-stone.com.  The first quarter call will be Thursday, April 24, at 8:00 a.m. Central Time.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is the world’s largest paper recycler.  In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 260 facilities, located primarily in the US, Canada and Mexico, and employs approximately 38,000 people.

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three months ended March 31,
	2003	2002

Net sales	$1,877	$1,759

Costs and expenses (Note 1)	1,827	1,669

Income from operations	50	90

Interest expense, net	(86)	(92)
Other, net	(14)	4

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(50)	2

Benefit from (provision for) income taxes	19	(1)

Income (loss) from continuing operations before cumulative effect of accounting change	(31)	1

Discontinued operations
Income from discontinued operations, net of income taxes	6	8

Income (loss) before cumulative effect of accounting change	(25)	9

Cumulative effect of accounting change
Asset retirement obligations, net of income taxes	(5)

Net income (loss)	(30)	9

Preferred stock dividends	(3)	(3)

Net income (loss) available to common stockholders	$(33)	$6

Basic earnings per common share
Income (loss) from continuing operations before cumulative effect of accounting change	$(0.14)	$(0.01)
Discontinued operations	0.03	0.03
Cumulative effect of accounting change	(0.02)
Net income (loss) available to common stockholders	$(0.13)	$0.02

Weighted average shares outstanding	245	244

Diluted earnings per common share
Income (loss) from continuing operations before cumulative effect of accounting change	$(0.14)	$(0.01)
Discontinued operations	0.03	0.03
Cumulative effect of accounting change	(0.02)
Net income (loss) available to common stockholders	$(0.13)	$0.02

Weighted average shares outstanding	246	246

Note 1:  Includes restructuring charges of $5 million and $7 million in 2003 and 2002, respectively.

SMURFIT-STONE CONTAINER CORPORATION

PRODUCTION AND SHIPMENTS

	2003		2002
	1st Qtr	Year-to-Date	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Full Year

Containerboard Mill Production (M tons)
North America	1,807	1,807	1,595	1,674	1,744	1,847	6,860
International-Discontinued	113	113	105	109	114	106	434
Total	1,920	1,920	1,700	1,783	1,858	1,953	7,294

SBS / Bleached Board Production (M tons)	78	78	72	79	74	71	296

Coated Boxboard Production (M tons)
North America	147	147	149	137	152	144	582
International-Discontinued	19	19	17	18	17	19	71
Total	166	166	166	155	169	163	653

Uncoated Boxboard Production (M tons)
• Discontinued	0	0	31	32	32	0	95

Kraft Paper Production (M tons)	65	65	66	71	72	74	283

Market Pulp Production (M tons)	132	132	145	135	154	133	567

Corrugated Shipments (BSF)
North America	19.7	19.7	19.2	20.5	20.7	20.3	80.7
International-Continuing	0.1	0.1	0.1	0.2	0.1	0.2	0.6
International-Discontinued	3.2	3.2	3.0	3.1	3.2	3.0	12.3
Total	23.0	23.0	22.3	23.8	24.0	23.5	93.6

Folding Carton Shipments (M tons)	129	129	122	125	133	124	504

Multiwall Bag Shipments (MM bags)	277	277	271	300	303	288	1,162

Fiber Reclaimed and Brokered (M tons)	1,678	1,678	1,632	1,638	1,675	1,637	6,582

SSCC SUPPLEMENTARY FINANCIAL INFORMATION

($ Millions)

	Three Months Ended March 31
Segment Results	Containerboard & Corrugated Containers	Consumer Packaging	Other	Total
1st Quarter 2003
Revenues	1,396	409	72	1,877
Segment profit (loss)	55	20	(125)	(50)
1st Quarter 2002
Revenues	1,292	400	67	1,759
Segment profit (loss)	91	29	(118)	2

Balance sheet	03/31/2003	12/31/2002
Total debt	4,872	5,002

	Three Months Ended March 31
Cash Flows	2003	2002
Depreciation and depletion	104	99
Expenditures for property, plant & equipment (excl. acquisitions)	54	34